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                                                                      EXHIBIT 99
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Investor Release

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   FOR IMMEDIATE RELEASE                     FOR MORE INFORMATION CONTACT:
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   12/14/01                                  Investors: Mary Healy, 630-623-6429
                                             Media: Anna Rozenich, 630-623-7316

                      McDONALD'S FOURTH QUARTER 2001 UPDATE
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OAK BROOK, IL - McDonald's Corporation expects fourth quarter 2001 earnings per share to be $.34, in line with previous guidance and excluding the following unusual items:

         . A previously announced pre-tax special charge of about $200 million related to change initiatives around the world. This charge relates primarily to employee severance and outplacement, consolidation of facilities and other related costs. As a result of these initiatives, the Company expects ongoing annual savings of about $100 million in selling, general and administrative expenses, beginning in 2002.
         . An additional pre-tax charge of $35 - $45 million related to the disposition of Aroma Cafe in the U.K. and unrecoverable costs incurred in connection with the Monopoly game fraud and the related termination of a supplier.

Including these pre-tax charges of $235 - $245 million, fourth quarter earnings per share are expected to be $.21 - $.22.
         Jack Greenberg, Chairman and Chief Executive Officer noted, "Our European business is recovering nicely from the impact of consumer concerns about the safety of the continent's beef supply, posting positive comparable sales for the first two months of the fourth quarter. Europe's constant currency* sales grew 8 percent for the first two months of the quarter and 4 percent for the first eleven months of 2001.
         "In the U.S., sales grew 2 percent quarter-to-date and year-to-date through November. We believe our restructuring, ongoing change initiatives and renewed focus on quality, service, cleanliness and value will help drive improved results going forward.
         "Asia/Pacific's sales for both periods were negatively affected by weak economies in several markets. In addition, concerns about the safety of the beef supply in Japan are significantly reducing fourth quarter sales. To offset these concerns, we are actively communicating our strong beef safety and quality messages, underscoring the fact that McDonald's Japan does not use Japanese beef."

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         Asia/Pacific's constant currency sales declined 4 percent for the first two months of the quarter and increased 4 percent for the first eleven months of 2001. In Latin America, which has also been affected by weak economies, constant currency sales declined 3 percent quarter-to-date and increased 7 percent year-to-date. Constant currency sales in the Other segment increased 6 percent quarter-to-date and 18 percent year-to-date.
         McDonald's Systemwide sales for the first eleven months of 2001 were $37.1 billion, up 4 percent in constant currencies over the same period last year. For the first two months of the fourth quarter, Systemwide sales were up 2 percent in constant currencies, compared with the same period last year.
         McDonald's expects 2001 annual earnings per share to be $1.38, excluding the $235 - $245 million in pre-tax charges described above, or $1.25 - $1.26 including these charges. If average foreign currency exchange rates had remained constant in 2001 versus 2000, expected 2001 earnings per share would be 4 - 5 cents higher.
         Greenberg also noted, "This year has been challenging for McDonald's. But I am confident that our strategies are right and we will see significant improvement in 2002, setting the stage for stronger growth in 2003 and beyond.
We expect 2002 earnings per share of $1.47 - $1.54, in constant currencies. This reflects 5% to 10% projected growth over 2001's estimated $1.38 earnings per share as described above, plus a 2 cent benefit related to the elimination of goodwill amortization, in accordance with new accounting rules."
         In conjunction with its fourth quarter 2001 update, McDonald's Corporation will broadcast its conference call with members of management live over the Internet on Friday, December 14, 2001 at 11:00 a.m. Central Time. Interested parties are invited to listen by logging on to http://www.mcdonalds.
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com/corporate/investor and clicking "Latest Investor Webcast", which appears
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below the stock quote.

         McDonald's is the world's leading food service retailer with about 29,000 restaurants in 121 countries serving 45 million people each day.

                                      -2-

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         Certain forward-looking statements are included in this release. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements: the effectiveness of operating initiatives and advertising and promotional efforts, the effects of the Euro conversion, as well as changes in: global and local business and economic conditions; currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets; competition; consumer preferences, spending patterns and demographic trends; legislation and governmental regulation; and accounting policies and practices. The foregoing list of important factors is not exclusive.

         The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.




* Information in constant currencies excludes the effect of foreign currency translation on reported results, except for hyperinflationary economies, such as Russia, whose functional currency is the U.S. Dollar.

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